Exhibit 10.1

CONSENT AND SECOND AMENDMENT TO LOAN AGREEMENT

CONSENT AND SECOND AMENDMENT TO LOAN AGREEMENT, dated as of May 19, 2016 (this “Second Amendment”) to that certain Revolving Credit, Term Loan and Security Agreement, dated as of June 3, 2015 (as amended, restated, amended and restated, refinanced, replaced, supplemented, modified or otherwise changed from time to time, the “Loan Agreement”), by and among Motorcar Parts of America, Inc., a New York corporation (“Borrower”), the other Persons from time to time party thereto as guarantors, the lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”) and PNC Bank, National Association (“PNC”), as agent for the Lenders (PNC in such capacity, together with its successors and assigns in such capacity, “Agent”).

WHEREAS, Borrower has requested that Agent and Lenders consent to the relocation of certain assets and specified business operations from the United States to Mexico (the “Operations Relocation”); and

WHEREAS, Borrower, Agent and the Lenders wish to amend certain terms and provisions of the Loan Agreement as hereafter set forth.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1.         Defined Terms.  Any capitalized term used herein and not defined shall have the meaning assigned to it in the Loan Agreement.

2.         Consent.  Agent and Lenders hereby consent to the Operations Relocation as of the Second Amendment Effective Date (as defined in Section 4 below).

3.         Amendments.

(a)       Existing Definitions.

(i)          The definition of “Compliance Certificate” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

““Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit 1.2(a) hereto (with such additional information as reasonably requested by Agent) to be signed by the Chief Financial Officer or Controller of Borrower.”

(ii)         The definition of “Consolidated EBITDA” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

““Consolidated EBITDA” shall mean, with respect to any Person for any period, (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person for such period:  (i) Consolidated Net Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) severance charges in an aggregate amount not to exceed $100,000 for any fiscal year of Borrower, (vi) any non-cash expenses incurred in connection with stock options and other equity-based compensation, (vii) non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, (viii) standard inventory revaluation write-downs and write-ups, (ix) non-cash losses on Hedging Agreements, (x) any expenses incurred in connection with stock offerings, (xi) the amount of all costs, fees and expenses incurred in connection with the Transactions, (xii) through the fiscal quarter ending June 30, 2017, any net legal costs and expenses incurred by such Person and its Subsidiaries in connection with any discontinued subsidiaries and certain litigation matters in an aggregate amount not to exceed $14,250,000 for such period, (xiii) costs and expenses incurred as a result of any step up accounting adjustments, (xiv) all transactional costs, expenses and charges payable in connection with, any acquisition (whether or not consummated) in an amount not to exceed $350,000 for any fiscal year of Borrower, (xv) all transactional costs, expenses and charges payable in connection with the Specified Acquisition in an amount not to exceed $280,000, (xvi) Premium To Inventory Purchases in an aggregate amount not to exceed $30,000,000 for such period, (xvii) non-capitalized transaction expenses related to the Mexico Business Expansion in an aggregate amount not to exceed [***]1 during the term of this Agreement and (xviii) commencing with the fiscal quarter in which the specified investments in Customers are expensed during such period, in an aggregate amount not to exceed [***]2 during the term of this Agreement, minus (c) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent included in determining Consolidated Net Income of such Person for such period:  (i) non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of Receivables in the Ordinary Course of Business) for such period and (ii) non-cash gains on Hedging Agreements.

Notwithstanding the foregoing or anything to the contrary contained herein, Consolidated EBITDA for the fiscal quarters ended September 30, 2014, December 31, 2014, and March 31, 2015, respectively, shall be as separately agreed by Agent and Borrower.”

(iii)        The definition of “Fixed Charge Coverage Ratio” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to provide as follows:

“Fixed Charge Coverage Ratio” shall mean, with respect to any Person for any period, the ratio of (a) Consolidated EBITDA of such Person and its consolidated Subsidiaries for such period, to (b) the sum of (i) all principal of Indebtedness of such Person and its Subsidiaries scheduled to be paid or prepaid during such period (other than mandatory prepayments made pursuant to Section 2.20) to the extent there is an equivalent permanent reduction in the commitments thereunder, plus (ii) Consolidated Net Interest Expense of such Person and its Subsidiaries for such period (excluding the non-cash portions of Consolidated Net Interest Expense), plus (iii) income taxes paid or payable by such Person and its Subsidiaries during such period, plus (iv) cash dividends or distributions paid, or the cash purchase, redemption or other acquisition or retirement for value (including in connection with any merger or consolidation), by such Person or any of its Subsidiaries, in respect of the Equity Interests of such Person or any of its Subsidiaries (other than dividends or distributions paid by a Loan Party to any other Loan Party) during such period, plus (v) Unfunded Capital Expenditures made by such Person and its Subsidiaries during such period, plus (vi) Premium To Inventory Purchases made by such Person and its Subsidiaries during such period, plus (vii) specified cash payments made pursuant to vendor agreements between Borrower and certain Customers of Borrower, made by Borrower during such period.”

1 Confidential material redacted and filed separately with the Securities and Exchange Commission.

2 Confidential material redacted and filed separately with the Securities and Exchange Commission.

(iv)        The definition of “Total Leverage Ratio” in Section 1.1 of the Loan Agreement is hereby amended by inserting the following new paragraph at the end thereof:

“For the purposes of calculating Consolidated EBITDA solely as it applies to this definition and for any period, if, at any time during such period, Borrower or any Subsidiary shall have made any Disposition of any assets comprising a business unit, division, product line or line of business or of Equity Interests of a Person or consummated a Permitted Acquisition, Consolidated EBITDA for such period shall be calculated (a) giving pro forma effect to such transaction as if such Disposition or such Permitted Acquisition, as the case may be, occurred on the first day of such period, (b) excluding all income statement items (whether positive or negative) attributable to the assets or Equity Interests that are subject to any such Disposition made during such period, (c) including all income statement items (whether positive or negative) attributable to the property or Equity Interests of such Person(s) acquired pursuant to any such Permitted Acquisition, as the case may be (provided that such income statement items to be included are reflected in financial statements or other financial data reasonably acceptable to Agent and based upon reasonable assumptions and calculations which are expected to have a continuous impact), (d) without duplication of any other adjustments already included in the calculation of Consolidated EBITDA for such period, after giving effect to the pro forma adjustments with respect to such transaction and (e) excluding any cost savings, operating expense reductions, other operating improvements and synergies expected to be realized by Borrower after giving effect to such Disposition or such Permitted Acquisition; provided that in the case of clauses (a) through (d) of this paragraph, any such pro forma adjustments are either (A) subject to a quality of earnings report or a third party valuation in form and substance reasonably acceptable to Agent or (B) otherwise acceptable to Agent in its reasonable discretion.”

(b)      New Definitions.

(i)          The following defined terms are hereby added to Section 1.1 of the Loan Agreement in the appropriate alphabetical order:

““Second Amendment” shall mean that certain Consent and Second Amendment to Loan Agreement dated as of May 19, 2016, by and among Borrower, the Lenders party thereto and Agent.

“Second Amendment Effective Date” shall have the meaning set forth in the Second Amendment.

“Mexico Business Expansion” shall mean the (i) transfer of specified business operations from the United States to Mexico, (ii) transitioning of certain operations from the existing Mexican facility to the additional Mexican facility and (iii) the build-out of the additional Mexican facility.

“Mexico Business Expansion Capital Expenditures” shall mean Capital Expenditures related to the Mexico Business Expansion (which, for the avoidance of doubt, shall exclude any non-capitalized transaction expenses that are included in clause (xvii) of the definition of Consolidated EBITDA).”

(ii)         The definitions of “Maximum Loan Amount”, “Maximum Revolving Advance Amount” and “Maximum Swing Loan Advance Amount” in Section 1.1 of the Loan Agreement are each hereby amended and restated in their entirety to read as follows:

“Maximum Loan Amount” shall mean $145,000,000, less repayments of the Term Loan.

“Maximum Revolving Advance Amount” shall mean $120,000,000.

“Maximum Swing Loan Advance Amount” shall mean $12,000,000.

(iii)        The definition “Permitted Acquisitions” is hereby amended by (x) deleting “$20,000,000” in clause (a) and inserting “$24,000,000” in its place and stead and (y) deleting the references to “$10,000,000” and “$15,000,000” in clause (b) and inserting “$20,000,000” and “$30,000,000”, respectively, in their place and stead.

(iv)        The definition of “Permitted Dividend and Stock Buyback” is hereby amended by deleting “$20,000,000” in clause (i) of the proviso to clause (d) and inserting “$24,000,000” in its place and stead.

(v)         Clause (s) of the definition of “Permitted Encumbrances” is hereby amended by deleting “2,500,000” in said clause and inserting “$3,000,000” in its place and stead.

(vi)        Clause (j) of the definition of “Permitted Indebtedness” is hereby amended by deleting “2,500,000” in said clause and inserting “$3,000,000” in its place and stead.

(vii)       The definition of “Permitted Intercompany Advances” is hereby amended by (x) deleting “$2,000,000” in clauses (a)(iv)(A) and (b)(iv)(A) and inserting “$2,400,000” in its place and stead and (y) deleting “$5,000,000” in clauses (a)(iv)(C) and (b)(iv)(C) and inserting “$6,000,000” in its place and stead.

(viii)      The definition of “Qualified Cash” is hereby amended by deleting “$5,000,000” and inserting “$6,000,000” in its place and stead.

(ix)         The definition of “Trigger Event” is hereby amended by (x) deleting “$15,000,000” in clause (b) and inserting “$18,000,000” in its place and stead and (y) deleting “$7,500,000” in clause (c) and inserting “$9,000,000” in its place and stead.

(x)          The definition of “Trigger Period” is hereby amended by deleting “$18,750,000” and inserting “$22,500,000” in its place and stead.

(c)       Section 2.1(c) of the Loan Agreement is hereby amended by deleting “$25,000,000” and inserting “$45,000,000” in its place and stead.

(d)      Section 3.4(a) of the Loan Agreement is hereby amended by (x) deleting “$1,000” and inserting “$1,500” in its place and stead and (y) deleting “$1,300” and inserting “$1,500” in its place and stead.

(e)       Section 5.11 of the Loan Agreement is hereby amended by deleting “$2,500,000” and inserting “$3,000,000” in its place and stead.

(f)       Section 6.5(a) of the Loan Agreement is hereby amended in its entirety to provide as follows:

“(a) Fixed Charge Coverage Ratio. Cause to be maintained as of the end of each fiscal quarter, (i) beginning with the fiscal quarter ended September 30, 2015, a Fixed Charge Coverage Ratio of not less than 1.05 to 1.0, (ii) commencing with the fiscal quarter ended December 31, 2015, a Fixed Charge Coverage Ratio of not less than 1.1 to 1.0, (iii) commencing with the fiscal quarter ended June 30, 2016, a Fixed Charge Coverage Ratio of not less than 1.05 to 1.0, and (iv) commencing with the fiscal quarter ended June 30, 2017, a Fixed Charge Coverage Ratio of not less than 1.15 to 1.0, in each case, measured on a rolling four (4) quarter basis.”

(g)      Section 7.7 of the Loan Agreement is hereby amended in its entirety to provide as follows:

“7.7    Capital Expenditures (a) Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries in any fiscal period set forth in the table below (excluding the Mexico Business Expansion Capital Expenditures) to exceed the amount set forth opposite such fiscal period:

Period	Capital Expenditure

Fiscal Year ended March 31, 2016	$7,000,000

Fiscal Year ended March 31, 2017	$5,000,000

Fiscal Year ended March 31, 2018 and each fiscal year thereafter	$4,000,000

provided, however, that if the amount of the Capital Expenditures permitted to be made in any fiscal period set forth in the table above is greater than the actual amount of the Capital Expenditures actually made in such fiscal period (the amount by which such permitted Capital Expenditures for such fiscal period exceeds the actual amount of the Capital Expenditures for such fiscal period, the “Excess Amount”), then fifty percent (50%) of such Excess Amount (each such amount, a “Carryover Amount”) may be carried forward to the next succeeding fiscal period (the “Succeeding Fiscal Period”); provided, further that, in each case, the applicable Carryover Amount for a particular Succeeding Fiscal Period may not be carried forward to another fiscal period.  Capital Expenditures (other than Mexico Business Expansion Capital Expenditures) made by the Loan Parties and their Subsidiaries in any fiscal period shall be deemed to reduce first, the amount set forth in the table above for such fiscal period and, second, the applicable Carryover Amount.

(b) Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Mexico Business Expansion Capital Expenditures in excess of [***]3 in the aggregate during the period from the Second Amendment Effective Date until March 31, 2018.”

(h)      Section 7.12(b)(ii) of the Loan Agreement is hereby amended by deleting “$5,000,000” and inserting “$7,000,000” in its place and stead.

(i)        Section 9.9 of the Loan Agreement is hereby amended by (x) deleting “$20,000,000” in the first sentence thereof and inserting “$24,000,000” in its place and stead and (y) deleting “25,000,000” in the proviso of the last sentence thereof and inserting “30,000,000” in its place and stead.

(j)        Section 10.6(b) of the Loan Agreement is hereby amended by deleting “$2,500,000” in clauses (a) and (b) thereof and inserting “$7,500,000” in its place and stead.

(k)       Section 10.10 of the Loan Agreement is hereby amended by deleting “$2,500,000” and inserting “$3,000,000” in its place and stead.

4.         Conditions to Effectiveness.  The effectiveness of this Second Amendment is subject to the fulfillment of each of the following conditions precedent (the date such conditions are fulfilled or are waived by Agent is hereinafter referred to as the “Second Amendment Effective Date”):

(a)       Representations and Warranties; No Event of Default.  The following statements shall be true and correct: (i) the representations and warranties contained in this Second Amendment, ARTICLE V of the Loan Agreement and in each other Loan Document, certificate, or other writing delivered to Agent or any Lender pursuant hereto or thereto on or prior to the Second Amendment Effective Date are true and correct in all material respects (and in all respects if such representation and warranty is already qualified by materiality or by reference to a Material Adverse Effect) on and as of the Second Amendment Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (and in all respects if such representation and warranty is already qualified by materiality or by reference to a Material Adverse Effect) on and as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Second Amendment Effective Date or would result from this Second Amendment becoming effective in accordance with its terms.

3 Confidential material redacted and filed separately with the Securities and Exchange Commission.

(b)      Execution of Amendment.  Agent and the Lenders shall have executed this Second Amendment and shall have received a counterpart to this Second Amendment, duly executed by each Loan Party.

(c)       Second Amendment Fee Letter; Payment of Fees, Etc.  (A) Agent shall have received, on or before the Second Amendment Effective Date, that certain fee letter, dated as of May 19, 2016, among Agent and Borrower (the “Second Amendment Fee Letter”), duly executed by Borrower, and (B) Borrower shall have paid, on or before the Second Amendment Effective Date, (i) all fees due and payable on or prior to the Second Amendment Effective Date pursuant to the Second Amendment Fee Letter and (ii) all fees and invoiced costs and expenses then payable by Borrower pursuant to the Loan Documents, including, without limitation, Section 16.9 of the Loan Agreement.  All fees under this Section 4(c) shall be fully earned and payable as of the Second Amendment Effective Date, and may be charged by Agent to the Borrower’s Account.

(d)      Secretary’s Certificates and Authorizing Resolutions.  Agent shall have received a certificate of the Secretary or Assistant Secretary (or equivalent officer, partner or manager) of Borrower in form and substance satisfactory to Agent dated as of the Second Amendment Effective Date which shall certify copies of resolutions in form and substance reasonably satisfactory to Agent of the board of directors of Borrower authorizing the execution, delivery and performance of the Second Amendment and any amended and restated or new Revolving Credit Notes (based upon the Revolving Commitment Amounts of the Lenders after giving effect to this Second Amendment).

(e)       Notes.  Agent shall have received any Notes requested by a Lender reflecting the Revolving Commitment Amount of such Lender after giving effect to this Second Amendment, duly executed and delivered by an authorized officer of Borrower.

(f)       Legal Opinion.  Agent shall have received the executed legal opinion of Latham & Watkins LLP, counsel to the Loan Parties, in form and substance reasonably satisfactory to Agent which shall cover such matters incidents to the Second Amendment as Agent may reasonably require.

5.         Representations and Warranties.  Each Loan Party represents and warrants as follows:

(a)       Organization, Good Standing, Etc.  Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated, and to execute and deliver this Second Amendment, and to consummate the transactions contemplated hereby and by the Loan Agreement, as amended hereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.

(b)      Authorization, Etc.  The execution, delivery and performance by each Loan Party of this Second Amendment, and the performance of the Loan Agreement, as amended hereby, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene any of its Organizational Documents or any Applicable Law in any material respect or any material Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

(c)       Governmental Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Body is required in connection with the due execution, delivery and performance of this Second Amendment by the Loan Parties, and the performance of the Loan Agreement, as amended hereby.

(d)      Enforceability of this Second Amendment.  This Second Amendment and the Loan Agreement, as amended hereby, when delivered hereunder, will be a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with the terms thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

(e)       Representations and Warranties; No Event of Default.  The statements in Section 4(a) of this Second Amendment are true and correct.

6.         Release.  Each Loan Party hereby acknowledges and agrees that:  (a) neither it nor any of its Affiliates has any claim or cause of action against Agent or any Lender (or any of their respective Affiliates, officers, directors, employees, attorneys, consultants or agents) and (b) Agent and each Lender has heretofore properly performed and satisfied in a timely manner all of its obligations to the Loan Parties and their Affiliates under the Loan Agreement and the other Loan Documents that are required to have been performed on or prior to the date hereof.  Notwithstanding the foregoing, Agent and the Lenders wish (and the Loan Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of Agent and the Lenders’ rights, interests, security and/or remedies under the Loan Agreement and the other Loan Documents.  Accordingly, for and in consideration of the agreements contained in this Second Amendment and other good and valuable consideration, each Loan Party (for itself and its Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge Agent, each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the Second Amendment Effective Date directly arising out of, connected with or related to this Second Amendment, the Loan Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, or the agreements of Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of any Loan Party, or the making of any Loans or other advances, or the management of such Loans or advances or the Collateral.

7.         No Novation; Reaffirmation and Confirmation.

(a)       This Second Amendment does not extinguish the obligations for the payment of money outstanding under the Loan Agreement or discharge or release the lien or priority of any mortgage, security agreement, pledge agreement or any other security therefore.  Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under the Loan Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith.  Nothing expressed or implied in this Second Amendment shall be construed as a release or other discharge of Borrower under the Loan Agreement, or the other Loan Documents, as amended hereby, from any of its obligations and liabilities as “Borrower” thereunder.

(b)      Borrower hereby (i) acknowledges and reaffirms its obligations as set forth in each Loan Document, as amended hereby, (ii) agrees to continue to comply with, and be subject to, all of the terms, provisions, conditions, covenants, agreements and obligations applicable to it set forth in each Loan Document, as amended hereby, which remain in full force and effect, and (iii) confirms, ratifies and reaffirms that the security interest granted to Agent, for the benefit of Agent and the Lenders, pursuant to the Loan Documents, as amended hereby, in all of its right, title, and interest in all then existing and thereafter acquired or arising Collateral in order to secure prompt payment and performance of the Obligations, is continuing and is and shall remain unimpaired and continue to constitute a first priority security interest (subject to Permitted Liens) in favor of Agent, for the benefit of Agent and the Lenders, with the same force, effect and priority in effect both immediately prior to and after entering into this Second Amendment.

8.         Miscellaneous.

(a)       Continued Effectiveness of the Loan Agreement and the Other Loan Documents.  Except as otherwise expressly provided herein, the Loan Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Second Amendment Effective Date (i) all references in the Loan Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Second Amendment, (ii) all references in the other Loan Documents to the “Loan Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Second Amendment, and (iii) all references to “Revolving Credit Commitment Amount” and “Revolving Commitment Percentage” shall mean the amount and percentage set forth below such Lender’s name on the signature page of this Second Amendment (or, in the case of any Lender that became a party to the Loan Agreement after the Second Amendment Effective Date pursuant to Sections 16.3(c) or (d) of the Loan Agreement, the Revolving Commitment Amount (if any) and the Revolving Commitment Percentage (if any) as set forth in the applicable Commitment Transfer Supplement).  To the extent that the Loan Agreement or any other Loan Document purports to pledge to Agent, or to grant to Agent, a security interest or lien, such pledge or grant is hereby ratified and confirmed in all respects.  Except as expressly provided herein, the execution, delivery and effectiveness of this Second Amendment shall not operate as an amendment of any right, power or remedy of Agent and the Lenders under the Loan Agreement or any other Loan Document, nor constitute an amendment of any provision of the Loan Agreement or any other Loan Document.

(b)      Counterparts.  This Second Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Second Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Second Amendment.

(c)       Headings.  Section headings herein are included for convenience of reference only and shall not constitute a part of this Second Amendment for any other purpose.

(d)      Costs and Expenses.  Borrower agrees to pay on demand all fees, costs and expenses of Agent and the Lenders in connection with the preparation, execution and delivery of this Second Amendment.

(e)       Second Amendment as Other Document.  Each Loan Party hereby acknowledges and agrees that this Second Amendment constitutes an “Other Document” under the Loan Agreement.  Accordingly, it shall be an Event of Default under the Loan Agreement if (i) any representation or warranty made by any Loan Party under or in connection with this Second Amendment, which representation or warranty is (A) subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any respect when made or deemed made, or (B) not subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any material respect when made or deemed made or (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Second Amendment (subject to any applicable notice or grace periods under the Loan Agreement).

(f)       Severability.  Any provision of this Second Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(g)      Governing Law.  This Second Amendment shall be governed by and construed in accordance with, the laws of the State of New York.

(h)       Waiver of Jury Trial.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS SECOND AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed and delivered by their respective duly authorized officers as of the date first written above.

BORROWER:

MOTORCAR PARTS OF AMERICA, INC.

By:	/s/ Selwyn Joffe
Name: Selwyn Joffe
Title: Chairman, President and Chief Executive Officer

Signature Page to Consent and Second Amendment to Loan Agreement

AGENT AND LENDER:

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Frederick Kiehne
Name: Frederick Kiehne
Title: Senior Vice President

Revised Revolving Commitment Amount: $70,000,000 Revised Revolving Commitment Percentage: 58.333333333%

Signature Page to Consent and Second Amendment to Loan Agreement

LENDERS:

EVERBANK

By:	/s/ Christopher J. Norrito
Name: Christopher J. Norrito
Title: Vice President

Revised Revolving Commitment Amount: $21,000,000 Revised Revolving Commitment Percentage: 17.50%

Signature Page to Consent and Second Amendment to Loan Agreement

ISRAEL DISCOUNT BANK OF NEW YORK

By:	/s/ Robert Abraham
Name: Robert Abraham
Title: First Vice President

By:	/s/ Richard Miller
Name: Richard Miller
Title: Senior Vice President

Revised Revolving Commitment Amount: $17,000,000 Revised Revolving Commitment Percentage: 14.16666670%

Signature Page to Consent and Second Amendment to Loan Agreement

SCOTTRADE BANK

By:	/s/ Ann M. Sutter
Name: Ann M. Sutter
Title: Senior Vice President

Revised Revolving Commitment Amount: $12,000,000 Revised Revolving Commitment Percentage: 10.0%

Signature Page to Consent and Second Amendment to Loan Agreement